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ENTERPRISE FINANCIAL ANNOUNCES EARLY TERMINATION
OF ALL FDIC LOSS SHARE AGREEMENTS
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St. Louis, December 7, 2015. Enterprise Financial Services Corp (NASDAQ: EFSC) announced today that its wholly owned subsidiary, Enterprise Bank & Trust, has entered into an agreement with the Federal Deposit Insurance Corporation to terminate all existing loss share agreements with the FDIC. The loss share agreements were associated with the bank’s acquisition of assets and assumption of liabilities in four FDIC-assisted transactions from 2009 through 2011.

Under the terms of the agreement, the FDIC made a net payment to the bank of $1.3 million. The agreement will eliminate the bank’s FDIC clawback liability of $3.5 million and its FDIC loss share receivable of $7.2 million. Accordingly, the bank will record a corresponding one-time pre-tax charge of $2.4 million or $0.07 per diluted share.

By terminating the loss share agreements, the bank will recognize all future recoveries, losses and expenses related to the assets formerly covered by the agreements and the FDIC will no longer share in those amounts. The bank expects its future income to be positively impacted by no longer amortizing the FDIC loss share receivable or providing for further increases to the clawback liability, as well as recovering amounts greater than the carrying value of the formerly covered assets. The bank estimates that it will earn back the charge within the next four quarters.

Peter Benoist, President and CEO, commented, “We’re pleased to complete our very successful participation with the FDIC in resolving four troubled banks. The clients, associates and communities of those institutions have benefited from our participation and Enterprise shareholders have benefited as well. To date, the assets formerly covered by FDIC loss share agreements have contributed more than $53 million in net earnings to Enterprise and, at the same time, the Company has gained stronger market positions in Kansas City and Arizona.”

“We view this negotiated exit from the agreements to be a sound investment,” said Benoist, “with the anticipated enhancement to our earnings more than offsetting the charge within a short timeframe.”

At September 30, 2015, the bank reported total covered, or Purchase Credit Impaired, loans of $72.4 million and other real estate covered by FDIC loss share of $6.8 million. Those assets will be reclassified as non-covered assets as of December 31, 2015.

Enterprise Financial operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City and Phoenix. Enterprise is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, including but not limited to statements about the Company's plans, expectations and projections of future financial and operating results, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, our ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2014 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.